Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of VirtualScopics, Inc. on Form S-8 (File Number 333-147718) and Form S-8 (File Number 333-162253) of our report dated March 25, 2016, with respect to our audits of the consolidated financial statements of VirtualScopics, Inc. and Subsidiary as of December 31, 2015 and 2014 and for the years then ended, which report is included in this Annual Report on Form 10-K of VirtualScopics, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP

Melville, NY

March 25, 2016